Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Terraform Power, Inc. of our report dated July 30, 2018 (relating to the consolidated financial statements of Saeta Yield, S.A. (Sociedad Unipersonal) as of December 31, 2017 and 2016 and for the years then ended), appearing on Form 8-K of Terraform Power, Inc. dated on August 22, 2018.

/s/ DELOITTE, S.L.

Madrid, Spain

October 3, 2019